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                              ENDORSEMENT 0646-END.001

This endorsement modifies the corresponding sections, as indicated, in forms with numbers beginning 0646.

                                     DEFINITIONS

For purposes of this endorsement, the following term(s) will have the indicated meanings(s):

FUND is a separate portfolio of Manulife Series Fund, Inc., NASL Series Trust, both mutual funds in which Separate Account Two invests, or any successor mutual fund.

                              POLICY VALUE COMPOSITION

The following replaces the VARIABLE ACCOUNT sub-section within this section.

VARIABLE ACCOUNTS. Purchase Payments and values allocated to a Variable Account are invested in shares of the underlying Fund designated for that Variable Account. The Variable Accounts are as listed on the Policy Information Page.

                                  SEPARATE ACCOUNTS

The following replaces the SEPARATE ACCOUNT TWO sub-section of this section.

SEPARATE ACCOUNT TWO. Separate Account Two is a segregated asset account that we maintain to support the Variable Account obligations under variable annuity contracts. Separate Account Two is authorized to invest in shares of Manulife Series Fund, Inc., an open-end diversified management investment company, NASL Series Trust, an open-end investment company, or any successor open-end investment company.

The portion of the assets of Separate Account Two equal to the reserves and other contract liabilities with respect to such account are not chargeable with liabilities arising out of any other business we may conduct. Moreover, the income, gains and losses, realized or unrealized, from assets allocated to Separate Account Two shall be credited to or charged against such account without regard to our other income, gains or losses.

We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the Fund shares that are held by Separate Account Two or that Separate Account Two may purchase. We reserve the right to eliminate the shares of any of the eligible Funds and to substitute shares of another Fund of the Manulife Series Fund, Inc., NASL Series Trust, or of another open-end registered investment company, if the shares of any eligible Fund are no longer available for investment, or if in our judgment further investment in any eligible Fund should become inappropriate in view of the purposes of Separate Account Two. We will not substitute any shares attributable to your interest in a Variable Account without notice to you and prior approval of the Securities and Exchange Commission to the extent required by the Investment Company Act of 1940. Nothing contained herein shall prevent Separate Account Two from purchasing other securities for other series or classes of contracts, or from effecting a conversion between shares of another open-end investment company.

We reserve the right, subject to compliance with applicable law, to create new separate accounts; to combine any two or more registered separate accounts including Separate Account Two; and to transfer assets from Separate Account Two to another registered separate account, and from
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another registered separate account to Separate Account Two.

We reserve the right, subject to compliance with applicable law, to establish additional Variable Accounts which would invest in shares of a new Fund of the Manulife Series Fund, Inc., NASL Series Trust, or in shares of another open-end investment company. We also reserve the right to eliminate existing Variable Accounts, to combine Variable Accounts or to transfer assets in a Variable Account to another separate account established by us or an affiliated company. In the event of any such substitution or change, we may, by appropriate endorsement, make such changes in this and other Contracts as may be necessary or appropriate to reflect such substitutions or change. If deemed by us to be in the best interests of persons having voting rights under the Contracts, Separate Account Two may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

                                       CHARGES

The Transfer Charge sub-section within this section is deleted in its entirety.

                                      TRANSFERS

Subparagraph (a) under TRANSFERS is replaced with the following:

(a) You may make transfers at any time. There is no charge for transfers. We reserve the right to limit, upon notice, the maximum number of transfers you may make per Policy Year to one per month or six at any time within a Policy Year. We reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of the Fund. In addition, in accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA

/s/ Donald A. Guloien                   /s/ James W. Gallagher
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        PRESIDENT                               SECRETARY